FOR IMMEDIATE RELEASE

Contact:

Interleukin Investors:

Eliot Lurier, CFO

Interleukin Genetics, Inc.

781-398-0700

elurier@ilgenetics.com

INTERLEUKIN GENETICS REPORTS SECOND QUARTER 2013 FINANCIAL RESULTS

WALTHAM, MA – August 14, 2013 – Interleukin Genetics, Inc. (OTCQB: ILIU) today issued financial and operational results for the second quarter ended June 30, 2013.

Revenue for the quarter ended June 30, 2013 was $852,000, compared to $799,000 for the same period in 2012. The increase is primarily attributable to increased genetic testing revenue recognized from genetic tests processed as a result of sales through the Amway sales channel.

Research and development expenses were $188,000 for the three months ended June 30, 2013, compared to $317,000 for the same period in 2012. The decrease is primarily attributable to lower compensation, consulting and clinical trial costs.

Selling, general and administrative expenses were $1.6 million for the three months ended June 30, 2013, compared to $1.2 million for the same period in 2012. The increase is primarily attributable to increased consulting and compensation expenses related to marketing activities for our PST® periodontal test, partially offset by lower corporate legal fees as well as lower sales commissions paid to Amway Global as part of our Merchant Channel and Partner Store Agreement.

The Company reported a net loss of $1.8 million, or $(0.02) per basic and diluted common share, for the second quarter of 2013, compared to $1.2 million or $(0.03) per basic and diluted common share for the same period in 2012. As of June 30, 2013, the Company had cash and cash equivalents of $10.8 million.

On May 17, 2013, the Company entered into a Common Stock Purchase Agreement with various accredited investors, pursuant to which the Company sold an aggregate of 43,715,847 shares of its common stock in a private placement transaction. Net proceeds to the Company after fees and expenses were $11.1 million. The investors also received warrants to purchase up to an aggregate of 32,786,885 shares of common stock at an exercise price of $0.2745 per share. The warrants were exercisable as to 63% of the shares immediately and as to 37% of the shares following receipt of shareholder approval of an increase in the Company’s authorized shares of common stock and have a term of seven years from the date they become exercisable.

For warrants that were exercisable upon shareholder approval of an increase in the Company’s authorized shares of common stock, the Company recorded a non-current liability at June 30, 2013 based on the allocation of the fair values of the common stock and warrants issued in the private placement. In addition, the Company recognized non-cash interest expense of $286,579 representing the increase in the fair value of the warrant liability from the date of issuance to June 30, 2013. On August 9, 2013, the Company’s shareholders approved an increase in the Company’s authorized shares of common stock from 150,000,000 to 300,000,000 shares, which provided for adequate authorized shares for all potential common stock equivalents issued as of June 30, 2013. As a result, the warrant liability reflected as a non-current liability in the accompanying balance sheet will be reclassified to shareholders’ equity at its fair value as of August 9, 2013.

Conference Call and Webcast Information

Interleukin Genetics will host a live conference call and webcast today at 4:30 p.m. EST to review the Company’s new business developments and second quarter financial results. To access the live call, dial 877-324-1976 (domestic) or 631-291-4550 (international). The live webcast and replay access will be available on the Investors section of the Company’s Website at: www.ilgenetics.com.

About Interleukin Genetics

Interleukin Genetics, Inc. (OTCQB: ILIU) develops and markets proprietary genetic tests for chronic diseases and health related conditions. The products empower individuals to prevent certain chronic conditions and manage their existing health and wellness through genetic-based insights with actionable guidance. Interleukin Genetics leverages its research, intellectual property and genetic panel development expertise in metabolism and inflammation to facilitate the emerging personalized healthcare market. The Company markets its tests through partnerships with health and wellness companies, healthcare professionals and other distribution channels. Interleukin Genetics’ flagship products include its proprietary PST® genetic risk panel for periodontal disease and tooth loss susceptibility sold through dentists, and the Inherent Health Weight Management Genetic Test that identifies the most effective diet and exercise program for an individual based on genetics. Interleukin Genetics is headquartered in Waltham, MA and operates an on-site, state-of-the-art DNA testing laboratory certified under the Clinical Laboratories Improvements Act (CLIA). For more information please visit www.ilgenetics.com.

Certain statements contained herein are “forward-looking” statements. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those risks and uncertainties described in the Company’s annual report on Form 10-K for the year ended December 31, 2012 and other filings with the Securities and Exchange Commission. The Company disclaims any obligation or intention to update these forward-looking statements.

INTERLEUKIN GENETICS, INC.

FINANCIAL HIGHLIGHTS

(UNAUDITED)

Balance Sheet Data	June 30,	December 31,
	2013	2012

Cash and cash equivalents	$10,844,142	$1,225,426
Total current assets	$11,819,938	$2,401,568
Total assets	$12,247,985	$2,965,646

Total current liabilities	$3,100,660	$2,273,191
Total liabilities	$8,459,368	$16,589,446

Total shareholders' equity (deficit)	$3,788,617	$(13,623,800)

Total liabilities and shareholders' equity (deficit)	$12,247,985	$2,965,646

Statement of Operations Data	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenue:
Genetic testing service revenue	$849,422	$777,549	$1,332,785	$1,454,717
Other	2,706	21,886	6,736	22,603
Total revenue	852,128	799,435	1,339,521	1,477,320
Cost of Revenue	496,417	393,122	879,988	769,333
Gross profit	355,711	406,313	459,533	707,987

Operating costs and expenses:
Research and development	187,776	317,440	348,156	763,714
Selling, general and administrative	1,573,386	1,176,110	2,575,558	2,312,760
Amortization of intangibles	25,770	28,863	54,633	57,726
Total operating expenses	1,786,932	1,522,413	2,978,347	3,134,200
Loss from operations	(1,431,221)	(1,116,100)	(2,518,814)	(2,426,213)
Other income and (expense), net	(345,090)	(113,734)	(459,077)	(218,327)
Loss before income taxes	(1,776,311)	(1,229,834)	(2,977,891)	(2,644,540)
Benefit for Income taxes	-	-	-	-
Net loss	$(1,776,311)	$(1,229,834)	$(2,977,891)	$(2,644,540)

Basic and diluted net loss per common share	$(0.02)	$(0.03)	$(0.05)	$(0.07)
Weighted average common shares outstanding, basic and diluted	79,006,278	36,756,802	58,007,551	36,752,456